UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 23, 2008

OMNIRELIANT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4218 West Linebaugh Ave.
Tampa, FL 33624
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (813) 885-5998

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 23, 2008, Christopher Phillips resigned as interim chief executive officer and chief financial officer of OmniReliant Holdings, Inc. (the “Company”), effective January 24, 2008. There was no disagreement or dispute between Mr. Phillips and the Company which led to his resignation.

On January 24, 2008, our Board of Directors appointed Paul Morrison as chief executive officer and director of the Company. There is no understanding or arrangement between Mr. Morrison and any other person pursuant to which Mr. Morrison was selected as an executive officer and director. Mr. Morrison presently does not serve on any committee of our Board of Directors. Mr. Morrison may be appointed to serve as a member of a committee although there are no current plans to appoint him to a committee as of the date hereof. Mr. Morrison does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Mr. Morrison has served as the Company’s President and Chief Operating Officer since November 22, 2006.

On October 31, 2006, Mr. Morrison entered into an employment agreement with the Company pursuant to which Mr. Morrison agreed to serve as our President and Chief Operating Officer for a term of two years. The agreement provides for the following compensation: (i) a base annual salary of $120,000; (ii) a one-time grant of 300,000 shares of common stock; (iii) an incentive bonus equal to 1.5% of pretax profits on the sale of all Hilton related products, (iv) an option to purchase 300,000 shares of common stock at an conversion price of $1.00. The Company and Mr. Morrison have not made or materially modified any material plan, contract or arrangement, to which Mr. Morrison is a party, in connection with his appointment as an executive officer.

A copy of the press release announcing Mr. Morrison’s appointment is attached hereto as Exhibit 99.2

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Resignation Letter of Chris Phillips, dated January 23, 2008

99.2	Press Release, dated January 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniReliant Holdings, Inc.

Date: January 28, 2008	/s/ Paul Morrison Paul Morrison Chief Executive Officer